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                                                                    EXHIBIT 10.7

                                   AGREEMENT

     This Agreement made and entered into this 21st day of September, 1995, by and between GRIP TECHNOLOGIES, INCORPORATED, a California corporation (hereinafter referred to as "GRIPTEC") and ARC EQUIPMENT, INC., an Arizona corporation (hereinafter referred to as "ARC").

RECITALS:

     A. ARC is engaged in the manufacture, production and sale of rubber sports grips for sports equipment applications, including the manufacture, production and sale of vulcanized rubber sports grips.

     B. GRIPTEC maintains an in-house sales and marketing staff, including telemarketers and sales representatives for the United States, and utilizes various international distributors in Japan, Great Britain, Europe and Australia to market its sports grips (including vulcanized rubber sports grips).

     C. ARC and GRIPTEC have met and agreed upon the terms and conditions upon which ARC will sell certain of its products to GRIPTEC for world-wide distribution.

     NOW THEREFORE in consideration of the mutual promises set forth below, it is agreed by and between GRIPTEC and ARC as follows:

COVENANTS:

     1.   Agreements to Buy and Sell.  Subject to the terms and conditions of
          --------------------------
this Agreement and excepting specifically sales to those companies identified in Subsection 1.a. below, ARC hereby agrees to exclusively manufacture and sell to GRIPTEC and GRIPTEC hereby agrees to purchase, on an exclusive basis, GRIPTEC's total requirement of vulcanized rubber sports grips from ARC ("the subject sports grips"). GRIPTEC's commitment to purchase on an exclusive basis is conditioned on ARC being able to produce sports grips of comparable quality to the samples provided, at prices set forth on Exhibit "A" (with any modifications) and in sufficient quantities as may be reasonably requested by GRIPTEC.

          a. Excepting only sales to those companies listed on Exhibit "B" to which ARC sells its own proprietary vulcanized rubber sports grips ("ARC's proprietary sports grips") and provided GRIPTEC complies fully with all provisions of this Agreement, ARC will not sell or distribute, directly or indirectly, any of the subject sports grips to any other person or entity in the world other than GRIPTEC.

          b. Provided ARC complies fully with all provisions of this Agreement, and this Agreement is in full force and effect, GRIPTEC will not acquire, distribute or purchase, directly or indirectly, any of the subject sports grips from any other source in the world other than ARC.
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          c.   The provisions of Subsections 1.a. and 1.b. above shall apply to
GRIPTEC and ARC as well as to their respective subsidiaries, affiliates, partners and other entities in which GRIPTEC or ARC has an ownership interest (direct or indirect through officers and/or directors) in excess of five percent (5%) or entities which own a controlling interest in either GRIPTEC or ARC.

          d. The parties acknowledge and agree that this Agreement does not pertain to the purchase or sale of cord or TPR grips by GRIPTEC.

          e. ARC shall initially appoint Paul Herber of Vista, California as its sales representative for its proprietary sports grips to be sold only to those companies listed on Exhibit "B." GRIPTEC consents to Mr. Herber's retention in that capacity. GRIPTEC and ARC agree that sales of ARC's proprietary vulcanized rubber sports grips may not exceed 2,000,000 units in any consecutive twelve (12) month period. Furthermore, if ARC is unable to timely produce orders for GRIPTEC due to a lack of production capacity, ARC agrees to process GRIPTEC's orders ahead of orders for ARC's proprietary sports grips.

     2.   Conditions Precedent. This Agreement is expressly conditioned upon the
          --------------------
proposed acquisition of all of the stock or assets of U.S. Grips, Inc. ("U.S. Grips") by GRIPTEC. Should such acquisition fail to take place on or before October 1, 1995, it is agreed by the parties that this Agreement shall be null and void and of no effect whatsoever, and ARC shall be free to pursue any customers and sell any products which it wishes to sell without any constraint arising from this Agreement or its negotiation. Likewise, GRIPTEC shall be free to purchase grips from any manufacturer and sell any products which it wishes to sell without any constraint arising from this Agreement or its negotiation. This Agreement is further conditional upon the receipt by ARC of an inducement letter from U.S. Grips in which U.S. Grips (i) consents to GRIPTEC and ARC negotiating and entering into this Agreement, (ii) acknowledges that none of the terms of this Agreement and/or its negotiation create any implied contractual rights or obligations between ARC and U.S. Grips, and (iii) that, as of the date of the inducement letter, U.S. Grips, its officers, directors and shareholders release all claims of any nature whatsoever against ARC, its officers, directors and/or shareholders.

     3.   Term.  Subject to the provisions of Section 2, and those other
          ----
provisions herein pertaining to early termination, the term of this Agreement shall be ten (10) years commencing on the date upon which the acquisition of U.S. Grips by GRIPTEC shall be deemed to have taken place. The commencement date shall be confirmed in writing by the parties or, in the absence of such confirmation, shall be deemed to be October 1, 1995. Any renewal or extension of this Agreement shall be based upon mutually agreeable terms and conditions set forth in writing and signed by the parties.

     4.   Inclusion of Additional Products.  From time to time, as GRIPTEC and
          --------------------------------
ARC may mutually agree in writing, additional products may become subject to the terms and provisions of this Agreement; provided, however, that nothing herein shall be construed to obligate GRIPTEC or ARC to agree to add additional products to be included hereunder.

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     5.   Production Responsibilities.

          a. ARC shall provide the required labor, raw materials, injection presses, molding tools (consistent with and meeting designs current as of the date of this Agreement), and associated equipment to produce the subject sports grips at its production facility or facilities.

          b. For all standard types of sports grips included within the subject sports grips, GRIPTEC shall supply a minimum of 21 cavities and 11 end caps for shuttle molds and 11 cavities and 11 end caps for non-shuttle molds; for putters, GRIPTEC shall supply a minimum of 11 cavities and 11 end caps. All mold cavities and end caps provided to ARC by GRIPTEC shall comply with the specifications provided by ARC to assure proper production of the subject sports grips as contemplated herein. All end cap sidewalls shall be a minimum of .110 inches high and subgated. It is specifically acknowledged by GRIPTEC that improperly manufactured cavities (such as occurred in the past with respect to cavities for ladies grips and Daiwa grips by U.S. Grips) will produce damage for which ARC shall not be responsible.

               Notwithstanding the foregoing, GRIPTEC shall supply enough end caps and cavities to enable ARC to meet the monthly minimum units of the subject sports grips set forth in Section 8 based on a production capacity of 60,000 units of the subject sports grips per month, per machine. This provisions relates only to assuring that ARC is capable of producing the monthly minimums set forth in Section 8 and that ARC's failure to do so will not be a breach of ARC's requirement in Section 1 to produce "sufficient quantities" if caused by GRIPTEC's failure to provide necessary end caps and cavities.

          c. GRIPTEC shall maintain and, when necessary, replace or repair at its expense, cavities and end caps rendered unserviceable during normal production use (e.g., parting line repair, re-chrome, etc.).

          d. Any cavities and end caps damaged in production as a result of acts or omissions of ARC, other than normal production procedures and other than normal wear and tear, shall be replaced at ARC's expense.

          e. A $150 set up charge shall be paid by GRIPTEC if GRIPTEC requests any production runs of the subject sports grips under 8,000 units. A $250 set up charge shall be paid by GRIPTEC for any color changes requested by GRIPTEC.

     6.   Pricing.  Prices for the subject sports grips and related set up of
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ARC's production equipment shall be as set forth on Exhibit "A." The prices set forth on Exhibit "A" may be adjusted up or down, but not more frequently than once every year, to reflect changes in the costs of ARC. Specifically, such changed prices shall be determined by: (i) taking the total percentage of any increases or decreases in ARC's cost of direct labor and raw materials, including, but not limited to, factory labor and other allocated items, and multiplying the percentage of the increase or decrease for each item by the individual cost percentage of that particular item as a component of the price set forth on Exhibit "A," and (ii) adding or subtracting the product of (i) above to the prices for the subject sports grips set forth therein.

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

     7.   Quality.  The subject sports grips supplied by ARC shall be of good
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and merchantable quality consistent with the samples provided to and approved by
GRIPTEC. GRIPTEC acknowledges and agrees that the sports grip products currently provided to U.S. Grips meets its quality standards: Should any of the subject sports grips sold by ARC to GRIPTEC be defective, or fail to meet the specifications previously provided by GRIPTEC to ARC, or are not of a quality consistent with the samples provided, ARC agrees, at ARC's election to: (i) accept the return of the defective goods and refund GRIPTEC the full price paid, including shipping costs associated with the return, or (ii) replace the defective goods at ARC's expense, including all shipping costs, with goods complying with the previously agreed upon specifications.

     8.   Quantities.
          ----------

          a. During the term of this Agreement, GRIPTEC shall place orders for not less than the individual units of the subject sports grips per calendar month set out in Subsection 8.b. GRIPTEC shall place all orders in writing far enough in advance as is reasonably practicable, but in no event less than two
(2) weeks in advance. Orders may be modified subject to the requirements of
Section 5.e.

          b. This Agreement is entered into with the express understanding and agreement that GRIPTEC will purchase and accept delivery of a minimum of 100,000 individual units of the subject sports grips per month for the first twelve months of this Agreement and a minimum of 120,000 individual units of the subject sports grips per month for the remaining term of this Agreement. Notwithstanding the monthly minimums above, GRIPTEC shall purchase and take delivery of at least 1,500,000 units of the subject sports grips in the first year; 2,000,000 the second year; 2,500,000 the third year; 3,000,000 the fourth year; and 3,500,000 the fifth year; 4,000,000 the sixth year, 4,500,000 the seventh year; 5,000,000 the eighth year; 5,500,000 the ninth year; and 6,000,000 the tenth year.

          c. Each time GRIPTEC fails to meet any of the minimum requirements set out in this Section 8, it shall be deemed an event of default hereunder.

     9.   Payment Terms.
          -------------

          a. GRIPTEC shall pay ARC's invoices for the subject sports grips within thirty (30) days of ARC's shipment thereof. Invoices for goods and services other than the subject sports grips shall be due and payable within ten
(10) days of ARC's shipment of such goods or providing of services. A non-cash discount of two percent (2%) shall be offered for any GRIPTEC payment made within ten (10) days of ARC's shipment of the subject sports grips. There shall be no discount for goods and services other than the subject sports grips. The discount shall be a quantity of subject sports grips without charge but equal to the amount of the discount determined at the prices then in effect on ARC's next subsequent shipment. Freight shall be F.O.B. Chandler, Arizona.

          b. ARC shall supply a weekly accounts receivable listing via facsimile transmission. A confirmation journal evidencing receipt of a facsimile transmission shall be

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

conclusive proof that the transmission was received by GRIPTEC. Should GRIPTEC fail to pay within thirty days of shipment, ARC shall notify GRIPTEC via facsimile transmission or overnight delivery that an invoice has not been paid as required herein ("a five-day notice"). GRIPTEC shall have five (5) business days after receipt of the notification of the unpaid invoice from ARC within which to pay. If GRIPTEC fails to make the payment within five (5) business days thereafter, it shall be deemed an event of default hereunder. Whether paid within five (5) business days or not, GRIPTEC shall pay a late charge of $50.00 for each invoice for which ARC has properly sent a five-day notice.

     10.  Termination.
          ------------

          a. Except as provided in Subsection 10.b. below with respect to specified events of default, if either party fails to perform any of its obligations under this Agreement, the non-breaching party may give notice to the breaching party of its intent to terminate this Agreement. The notice shall contain particulars of the alleged breach, shall indicate the remedy sought by the notifying party, and shall be effective at the end of thirty (30) days unless the party in breach shall remedy the breach during said period. If the failure is ARC's, then ARC shall (at GRIPTEC's election) continue to supply the subject sports grips to GRIPTEC thereafter throughout the remaining term of the Agreement on the terms and at the prices set forth on Exhibit "A." If the failure is GRIPTEC's, then ARC (at ARC's election) may continue to supply the subject sports grips. If the failure arises from GRIPTEC's failure to make payments pursuant to Subsection 9.b. and ARC terminates this Agreement in accordance with Subsection 10.b., then ARC shall not be obligated to further provide the subject sports grips to GRIPTEC and shall be free from any constraints set forth in this Agreement.

          b. With respect to those matters identified as events of default in Sections 8 and 9, the occurrence of three (3) events of default during any twelve (12) month period shall be sufficient grounds for ARC to terminate this Agreement and ARC may thereafter so terminate by providing written notice to GRIPTEC.

     11.  Force Majeure.  ARC shall be excused for failure to perform any part
          -------------
of this Agreement due to events beyond its control. These events shall include but not be limited to fire, storm, flood, earthquake, explosion, accidents, enemy action, sabotage, strikes, labor disputes, labor shortages, work stoppages, or transportation embargoes. Similar events shall excuse GRIPTEC for failure (i) to take items as ordered, except those already in transit or specially manufactured which are not readily saleable without loss to ARC, and
(ii) to purchase the minimums set forth in Section 8. When the events operating to excuse the performance of either ARC or GRIPTEC cease, this Agreement shall continue in full force for the remainder of its term, provided that ARC shall not be obligated to ship, and GRIPTEC shall not be obligated to purchase or accept, items the shipment of which was excused.

     12.  Confidentiality.
          ---------------

          a. Each party agrees to keep confidential and not disclose, directly or indirectly, any information concerning the other party's business (except to the extent such

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

information is available to the general public) or any other information which the other party designates as confidential, except to the extent required by applicable law.

          b. GRIPTEC acknowledges and agrees: (i) that the technology utilized by ARC in producing the subject sports grips (including ARC's production equipment, the processes, the production methods and the designs pertaining to the foregoing which are not generally known to the public), are the exclusive and proprietary property of ARC and that GRIPTEC has no right, title or interest therein; (ii) that any exclusive and proprietary information which ARC has disclosed or discloses to GRIPTEC during the term of this Agreement has been disclosed to enable it to provide mold cavities and end caps during the term of this Agreement and GRIPTEC will not use the exclusive and proprietary information in any other business or capacity; and (iii) that it will adopt and implement reasonable procedures to prevent unauthorized use or disclosure of such exclusive and proprietary information.

     13.  Multiple Counterparts.  This Agreement is being executed in multiple
          ---------------------
counterparts, each of which shall be deemed an original without the necessity of producing any of the other counterparts.

     14.  Applicable Law.  The provisions of this Agreement shall be interpreted
          ---------------
according to the internal laws of Arizona.

     15.  Titles.  The numbering of sections and titles of sections are
          ------
intended for identification and ease of reference only and do not limit, define, or otherwise describe legal content.

     16.  Remedy for Breach.  In the event any party brings a proceeding to
          -----------------
enforce any provision hereof, or to collect damages for any breach of this Agreement, the prevailing party shall be entitled to all costs, all expenses arising out of or incurred by reason of the proceeding and any reasonable attorneys' fees expended or incurred in any such proceeding, and all such costs and expenses shall be included in the final award.

     17.  Consent to Arbitration.  All disputes, issues or declarations arising
          ----------------------
from, or related to, this Agreement, shall be decided by binding arbitration in Phoenix, Arizona according to the then prevailing commercial arbitration rules of the American Arbitration Association. Any award in such arbitration shall be enforceable by any court having jurisdiction.

     18.  Non-Assignment.  This Agreement and the interests of the parties
          --------------
hereunder shall not be assigned or transferred to any other person or entity, other than a related party. For purposes hereof, a related party shall be an entity which is at least fifty percent (50%) owned by one of the parties to this Agreement.

     19.  Entire Agreement.  This Agreement is the entire agreement of the
          ----------------
parties and all prior oral or written agreements are merged herein. This Agreement may be amended only by a written document signed by both parties referencing this Agreement.

     20.  Notices.  Except as provided in Section 9, service of all notices
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under this Agreement shall be sufficient if given personally by hand-delivery or mailed to either party at

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

such party's principal place of business or such other address as may be provided in writing from time to time by one party to the other. Any mailed notice shall be effective three (3) days after depositing it in the U.S. Mail, duly addressed with postage prepaid. Hand-delivered notices shall be effective upon receipt.

     21.  Right to Purchase.
          -----------------

          a. During the term of this Agreement or any extension hereof, ARC agrees not to sell: (i) all of its stock, (ii) any portion of its stock which would effectuate a change of controlling ownership in ARC from Jim Jennett (iii) any instruments or securities constituting ownership interests in ARC or convertible to stock in ARC which, when sold, would effectuate a change of controlling ownership in ARC from Jim Jennett ("ownership interests"), or (iv) substantially all of its assets (items i, ii, iii and iv being collectively referred to as the "restricted sales"), to a person or entity in direct competition in the sports grip field with GRIPTEC, including, but not limited to, Golf Price (Eaton), Lamkin, Royal Grips, Kel-Mac, Avon, TackiMac, Mint or Percise (AMI).

          b. Should ARC, during the term of this Agreement or any extension hereof, wish to make one of the restricted sales to a person or entity not in competition with GRIPTEC in the sports grip field, it shall first give GRIPTEC the first opportunity to purchase such stock, assets or ownership interests. ARC shall give GRIPTEC thirty (30) days prior written notice of the terms under which ARC would sell and the parties shall have within said thirty (30) day period to enter into a binding purchase and sale agreement. Should such an agreement not be entered into within said thirty (30) day period, ARC shall be free to offer the stock, assets or ownership interests to any third party not in competition with GRIPTEC in the sports grip field upon substantially the terms and conditions. Should ARC materially change the purchase price or payment terms or if the transaction with the third party is not closed within one hundred twenty (120) days following the last notification to GRIPTEC, ARC must provide GRIPTEC with the first opportunity again; however, GRIPTEC shall thereafter only have a period of fifteen (15) days to enter into a binding purchase and sale agreement with ARC. The first opportunity provided herein shall also arise if the sale to the third party is not closed.

          c. For a period of three years from the date hereof, ARC hereby grants to GRIPTEC a right of first refusal to purchase its stock, assets or ownership interests in the event of one of the restricted sales. On each occasion ARC receives an offer to purchase any of its stock, assets or ownership interests which would constitute a restricted sale, and ARC elects to sell under the terms and conditions contained in the offer, ARC must notify GRIPTEC of the terms of the offer and GRIPTEC shall have fifteen (15) days within which to agree to all of the terms and provisions of the offer in a binding purchase and sale agreement. Should GRIPTEC fail to enter into such an agreement with ARC within the specified time period, ARC shall be free to sell to the third party making the offer under the same terms and conditions contained in the offer.

          d. Should ARC receive an offer to sell its stock, assets or ownership interests which would constitute one of the a restricted sales, at any time after the third anniversary of this Agreement, to a third party not in competition with GRIPTEC in the sports grip field, then

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

ARC shall provide GRIPTEC with notice that it has received such an offer within seven (7) days of ARC's receipt of same. The notice shall state whether the offer is for stock, assets or ownership interests. The terms of the offer need not be disclosed. GRIPTEC shall have the right during the next succeeding thirty
(30) day period to make an offer to purchase the stock, assets or ownership interests in ARC that has been identified in the offer. ARC shall be free to accept or reject any offer from GRIPTEC or the third party. GRIPTEC shall be promptly advised of ARC's decision.

          e. No sale by ARC of its stock, assets or ownership interests may be made hereunder unless the purchaser agrees in writing to be bound by the terms and conditions of this Agreement.

          f. This provision shall not apply to transfers other than the restricted sales, sales of assets in the ordinary course of business, transfers between existing shareholders of ARC (but shall apply to any such transfer which would effectuate a change of controlling ownership in ARC from Jim Jennett), or to any transfer to a family member, partnership or trust for estate planning purposes.

     IN WITNESS WHEREOF the parties hereto have entered into this Agreement as of the day and year first above written.



                                       ARC EQUIPMENT, INC.,
                                       an Arizona corporation



                                       By: /s/ Jim A. Jennett, President
                                           ------------------------------------
                                           Jim Jennett, President



                                       GRIP TECHNOLOGIES, INCORPORATED,
                                       a California corporation

                                       By: /s/ Samuel G. Lindsay
                                           ------------------------------------
                                       Its: PRESIDENT
                                            -----------------------------------

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